Exhibit 10.1

Execution Version

AMENDMENT TO

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

THIS AMENDMENT (the “Amendment”) is made as of October 16, 2019, by and between Orion Energy Systems, Inc. (“Orion”), and Marc Meade (“Employee”). Orion and Employee are hereinafter collectively referred to as the “Parties.”

RECITALS

A.    Employee is currently employed by the Orion as its Executive Vice President pursuant to the terms of an Executive Employment and Severance Agreement, dated January 1, 2014 (the “Agreement”);

B.    Employee has informed Orion that Employee desires to transition to a reduced, non-executive role at Orion in order to devote more time to Employee’s family;

C.    As a result of the foregoing, Orion and Employee desire to amend certain provisions of the Agreement to accommodate Employee’s request to transition to a non-executive role and reduce the overall responsibilities and burdens on Employee.

NOW, THEREFORE, the Parties hereby agree as follows:

1.    The terms preceding the title of the Agreement are deleted in their entirety and replaced with the following:

Name of Executive:	Marc Meade
Position:	Senior Vice President – Operations Planning and Business Development
Base Salary:	$200,000
Effective Date:	October 16, 2019

Initial Term:	Effective Date through March 31, 2020
Renewal Periods are:	As may be mutually determined

Severance Multiplier is:	1x
Post-Change of Control Severance Multiplier is:	2x

2.    Section 1 of the Agreement is deleted in its entirety and replaced with the following:

1. Effective Date; Term. This Agreement shall become effective on the Effective Date and continue until the end of the Initial Term. The employment status of Executive will be reviewed by Orion and Executive prior to the end of the Initial Term (and the end of any subsequent renewal term thereafter). Upon such review, this Agreement may be renewed for the renewal period as set forth above only upon the mutual consent of the Company and Executive prior to the expiration of the then applicable term. Expiration of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to the expiration of this Agreement, which rights and obligations will survive the expiration of this Agreement.

3.     Section 3(b) of the Agreement is deleted in its entirety and replaced with the following:

(b) Base Salary. Orion shall pay Executive a Base Salary at the annual rate set forth above, payable in regular installments in accordance with Orion’s usual payroll practices.

4.    Section 3(c) of the Agreement is deleted in its entirety and replaced with the following:

(c) Bonus Incentive. Executive shall be eligible to receive a bonus of $75,000 if Executive performs his duties to the reasonable satisfaction of Orion and remains employed by Orion through the end of the Initial Term. In order to avoid any ambiguity, Executive is not eligible for any annual bonus under Orion’s fiscal 2020 executive annual bonus plan or any other plan.

5.    Section 3(d) of the Agreement is deleted in its entirety and replaced with the following:

(d) [Intentionally Omitted]

6.    Employee acknowledges and agrees that as a result of Employee’s transition to the role of Senior Vice President – Operations Planning and Business Development, Employee is no longer an executive officer of Orion, and references to “Executive” or similar terms in the Agreement (as amended) will not be used to create a contrary interpretation to the terms of this Amendment or the understanding between the Parties. Employee will report directly to the Chief Executive Officer of Orion, who will determine Employee’s specific duties and responsibilities. In addition to Employee’s day-to-day responsibilities, Employee will transition the duties and responsibilities of his former role as Orion’s Executive Vice President under the oversight and direction of Orion’s Chief Executive Officer.

7.    Except as otherwise specified in this Amendment, Employee’s existing employment arrangements are not affected by this Amendment. Employee acknowledges and agrees that the Agreement, as modified hereby, will continue in full force and effect, that no event described in the definition of “Good Reason” in the Agreement has occurred as a result of this Amendment and that all terms and conditions of the Agreement have been fully complied with and Employee has no any outstanding claims thereunder.

8.    This Amendment, together with the Agreement, constitutes the entire agreement between the Employee and Orion with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No amendment or waiver of any provision of this Amendment shall be valid unless the same shall be in writing and signed by each Party bound thereby. This Amendment may be executed by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or pdf email transmission shall be effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year first above written.

ORION:

ORION ENERGY SYSTEMS, INC.

By:	/s/ Michael W. Altschaefl
Name:	Michael W. Altschaefl
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Marc Meade
Name:	Marc Meade

[Signature Page to Employment Agreement Amendment (Meade)]